UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
_________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 1, 2026
Date of Report (Date of earliest event reported)
_________________________

Krispy Kreme, Inc.
(Exact name of registrant as specified in its charter)
_________________________

Delaware	001-40573	37-1701311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2116 Hawkins Street, Suite 101, Charlotte, North Carolina 28203
(Address of principal executive offices)

(800) 457-4779
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value per share	DNUT	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Directors
On April 1, 2026, the Board of Directors (the “Board”) of Krispy Kreme, Inc. (the “Company”) elected each of David Shear and Melissa Werneck as a director of the Company, effective April 2, 2026, to serve for a term expiring at the annual meeting of stockholders of the Company in 2026 and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.
Ms. Werneck served as the Global Chief People Officer at The Kraft Heinz Company between 2013 and August 2025 and has been named to the Compensation, Nomination, and Governance Committee of the Board. Mr. Shear has over ten years of international franchise experience, having previously worked at Restaurant Brands International Inc. since 2014, including as President, International from 2021 to March 2024.
As directors of the Company, Mr. Shear and Ms. Werneck are expected to receive the same compensation for service as directors as is provided to other non-employee directors of the Company (on a pro rata basis, as applicable). There are no arrangements or understandings between either Mr. Shear or Ms. Werneck and any other persons pursuant to which either of them was elected, nor does either Mr. Shear or Ms. Werneck have any direct or indirect material interest in any transaction required to be disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K. Mr. Shear and Ms. Werneck are not parties to any material plan, contract, or arrangement in connection with their respective elections to the Board.
The Board has determined that each of Mr. Shear and Ms. Werneck is an independent director within the meaning of Rule 5605(a)(2) as set forth in the listing standards of The NASDAQ Stock Market, LLC.
CFO Employment Agreement
On April 3, 2026, the Company and Krispy Kreme Doughnut Corporation, an indirect, wholly owned subsidiary of the Company (“KKDC” and together with the Company, the “Employer”), entered into an employment agreement (the “Agreement”) with Raphael Duvivier, the Chief Financial Officer of the Company and KKDC. The Agreement is an at-will employment agreement and provides, among other things, that Mr. Duvivier is entitled to (i) an annual base salary of not less than $700,000, (ii) participate in an annual cash bonus program with a target bonus opportunity equal to eighty percent (80%) of his base salary, (iii) participate in incentive compensation programs of the Company or any of its affiliates, (iv) all rights and benefits for which he is eligible under the benefit programs and compensation practices provided by the Company to its executives generally, (v) Company support and sponsorship for EB-1C visas for himself and his immediate family members, and (vi) for a period of three years, reimbursement for (A) travel expenses for himself and his immediate family members for travel to and from Europe (up to a maximum reimbursement of $50,000 per year), and (B) tax preparation services (up to a maximum reimbursement of $20,000 per year).
Under the terms of the Agreement, if Mr. Duvivier’s employment is terminated without cause or if he terminates his employment for good reason, he will be entitled to (i) certain accrued obligations, (ii) a lump sum payment equal to 12 months of base salary, (iii) a lump sum payment equal to the value of 12 months of the excess of the applicable COBRA coverage premiums over the premium amount paid by active Company employees for comparable coverage, and (iv) payment of, or reimbursement for, reasonable costs of relocating himself and his immediate family members back to Europe, up to a maximum coverage or reimbursement of $150,000. Prior to receiving any of the severance benefits, Mr. Duvivier would be required to execute and not revoke a release of claims in favor of the Company.
The Agreement contains customary indemnification and restrictive covenant provisions.
The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1†	Key Employee Agreement, dated April 3, 2026, by and among Krispy Kreme, Inc., Krispy Kreme Doughnut Corporation, and Raphael Duvivier
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
†Compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KRISPY KREME, INC.

Dated: April 6, 2026

By:    /s/ Joshua Charlesworth

Name:	Joshua Charlesworth
Title:	Chief Executive Officer